Exhibit 10.10

CREDIT AGREEMENT

between

BIOANALYTICAL SYSTEMS, INC.

and

THE PROVIDENT BANK

Dated as of October 29, 2002

                                TABLE OF CONTENTS
                                -----------------

  SECTION 3.2  ADDITION OF GUARANTORS; ADDITION OF PLEDGED CAPITAL STOCK

Schedule 1 Permitted Encumbrances

Schedule 4.7 Subsidiaries

Schedule 4.10 and 5.1.6 Other Indebtedness

Schedule 4.13 Material Pending or Threatened Litigation

Schedule 5.1.7 Existing Investments

Exhibit A - Credit Note

Exhibit B - General Security Agreement

Exhibit C - Policy Assignment

Exhibit D - Form of 6% Subordinated Convertible Note

CREDIT AGREEMENT

         THIS CREDIT AGREEMENT, dated as of October 29, 2002, is between BIOANALYTICAL SYSTEMS, INC. and THE PROVIDENT BANK. The parties agree as follows:

ARTICLE 1.         DEFINITIONS

         Section 1.1   Defined Terms.    As used herein:

        “Accounts”, “Chattel Paper”, “Deposit Accounts”, “Documents”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory” and “Proceeds” shall have the meanings ascribed in the Security Agreements.

        “Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding equity interests of another Person.

        "Advance" means a disbursement of proceeds of the Facilities.

        “ Affiliate” means, with respect to any Person, any other Person (a) directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with, such Person, and (b) that directly or indirectly owns more than Ten Percent (10%) of any class of the voting securities or capital stock of or equity interests in such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" means this Credit Agreement, as amended from time to time.

        “ Applicable Fee” means the per annum fee payable to Bank, which shall be based on the Funded Debt Ratio and determined by reference to the following table:

                                Applicable Fee          Applicable Fee for              Applicable Fee for
     Funded Debt Ratio         for Non-Use Fees      Standby Letters of Credit     Commercial Letters of Credit
     -----------------         ----------------      -------------------------     ----------------------------

Equal to or greater than             .50%                      3.50%                        2.00%
4.00 to 1.0

Less than 4.00 to 1.00 and           .25%                      3.00%                        2.00%
equal to or greater than
3.50 to 1.0

Less than 3.50 to 1.0 and            .25%                      2.50%                        2.00%
equal to or greater than
2.50 to 1.0

Less than 2.50 to 1.0                .25%                      2.00%                        2.00%

         The Applicable Fee shall initially be determined based on a Funded Debt Ratio of 2.50 to 1.0. The Applicable Fee shall be adjusted quarterly (upwards or downwards, as appropriate) based upon the Funded Debt Ratio determined from the Financial Statements for the immediately preceding fiscal quarter and upon the closing of any permitted Acquisition. The adjustment (upwards or downwards, as appropriate), if any, to the Applicable Fee shall be effective on the fifth (5th) Banking Day after delivery of the Financial Statements. In the event Bank has not received the required Financial Statements pursuant to Section 5.2.1 hereof within the time periods provided therein, the highest Funded Debt Ratio set forth in the foregoing table shall be conclusively presumed to be correct until the fifth (5th) Banking Day after Bank receives such Financial Statements, at which time the Applicable Fee shall be adjusted based upon the Funded Debt Ratio determined from such Financial Statements. In no event shall the Applicable Fee be adjusted downward if there exists a Default on the date on which such downward adjustment would otherwise become effective until such time as the Default has been cured, waived or ceases to exist. The provisions of this definition are not intended to, and shall not be construed to, authorize any violation by Borrower of any financial covenant contained in Article 5 hereof or to constitute a waiver thereof or any commitment by Bank to waive any violation by Borrower of any financial covenant contained in Article 5 hereof.

         “Applicable Margin” means the incremental margin to be paid by Borrower on the Advances hereunder, which margin shall be based on the Funded Debt Ratio and determined by reference to the following table:

                                              Applicable Margin         Applicable Margin
                                                  for Prime              for  Eurodollar
         Funded Debt Ratio                       Rate Advances            Rate Advances
         -----------------                    -----------------         -----------------

         Equal to or greater
         than 4.00 to 1.0                            1.25%                      3.50%

         Less than 4.00 to 1.0 and
         equal to or greater
         than 3.50 to 1.0                             .75%                      3.00%

         Less than 3.50 to 1.0 and                    .50%                      2.50%
         equal to or greater than 2.50 to 1.0

         Less than 2.50 to 1.0                        -0-                       2.00%

         The Applicable Margin shall initially be determined based on a Funded Debt Ratio of 2.50 to 1.0. The Applicable Margin shall be adjusted quarterly (upwards or downwards, as appropriate) based upon the Funded Debt Ratio determined from the Financial Statements for the immediately preceding fiscal quarter and upon the closing of any permitted Acquisition. The adjustment (upwards or downwards, as appropriate), if any, to the Applicable Margin shall be effective on the fifth (5th) Banking Day after delivery of the Financial Statements. In the event Bank has not received the required Financial Statements pursuant to Section 5.2.1 hereof within the time periods provided therein, the highest Funded Debt Ratio set forth in the foregoing table shall be conclusively presumed to be correct until the fifth (5th) Banking Day after Bank receives such Financial Statements, at which time the Applicable Margin shall be adjusted based upon the Funded Debt Ratio determined from such Financial Statements. In no event shall the Applicable Margin be adjusted downward if there exists a Default on the date on which such downward adjustment would otherwise become effective until such time as the Default has been cured, waived or ceases to exist. The provisions of this definition are not intended to, and shall not be construed to, authorize any violation by Borrower of any financial covenant contained in Article 5 hereof or to constitute a waiver thereof or any commitment by Bank to waive any violation by Borrower of any financial covenant contained in Article 5 hereof.

         “Approved PKL Acquisition” means the Acquisition by Borrower of Pharmakinetics Laboratories, Inc., pursuant to a merger agreement dated June 20, 2002, as amended by instrument dated July 24, 2002, and as may be further amended with the written consent of Bank, and as described in Borrower’s Form S-4 filed September 13, 2002, but only if Borrower’s 6% Subordinated Convertible Note to be issued to certain shareholders of Pharmakinetics Laboratories, Inc. is in the form attached hereto as Exhibit D.

         “Approved LCR Acquisition” means the Acquisition of all the outstanding capital stock of LC Resources, Inc., pursuant to the terms of that Letter of Intent dated July 1, 2002, between Borrower and LC Resources, Inc. (or upon such other terms as Bank agrees in writing), but only if Borrower’s obligations under its promissory note to LC Resources are subordinated to Bank upon the same subordination terms as are required by Bank with respect to the Approved PKL Acquisition.

         “Bank” means The Provident Bank, its successors and assigns.

         “Banking Day” means a day on which the principal domestic office of Bank is open for the purpose of conducting substantially all of its business activities.

         “Borrower” means Bioanalytical Systems, Inc., an Indiana corporation.

         “Borrowing Base” means, on any date of determination, an amount equal to (a) Eighty Percent (80%) of Borrower’s Eligible Accounts, plus (b) the lesser of (i) Fifty Percent (50%) of Borrower’s raw materials and finished goods Eligible Inventory or (ii) Sixty-Seven Percent (67%) of Borrower’s Eligible Accounts, minus (c) the maximum credit limit under Borrower’s corporate credit card issued by Bank, plus (d) the sum of (i) One Million Five Hundred Thousand Dollars ($1,500,000), minus (ii) the product of (A) Twenty-Five Thousand Dollars ($25,000), multiplied by (B) as of any relevant date, the number of full calendar months that have elapsed after the month of October 2002. (For example, in June, 2003, the amount added as part of the Borrowing Base under clause (d) above will be One Million Five Hundred Thousand Dollars ($1,500,000) minus One Hundred Seventy-Five Thousand Dollars ($175,000) (seven times Twenty-Five Thousand Dollars ($25,000)), or a total of One Million Three Hundred Twenty-Five Thousand Dollars ($1,325,000)).

         “Capitalized Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a balance sheet of Borrower prepared in accordance with GAAP.

         “Capitalized Lease” means any lease of property which would be capitalized on a financial statement of a Person prepared in accordance with GAAP.

         “Capitalized Lease Obligations” means the amount of the obligations of a Person under Capitalized Leases which are shown as liabilities on a balance sheet of such Person prepared in accordance with GAAP.

         “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

         “CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List under CERCLA.

         “Change” shall have the meaning ascribed thereto in Section 2.11 hereof.

         “Change in Control” means (a) the acquisition by any Person or two or more Persons acting in concert (other than (i) current shareholders of Borrower as of the date of this Agreement and their respective legal heirs and any trusts created for the benefit of such Persons or (ii) any employee or director benefit plan or stock plan of Borrower or any trustee or fiduciary with respect to any such plan when acting in that capacity or any trust related to any such plan), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of twenty percent (20%) or more of the outstanding shares of voting stock of Borrower; or (b) the occurrence during any period of twelve (12) consecutive months, commencing before or after the date of this Agreement, pursuant to which individuals who on the first day of such period were directors of Borrower (together with any replacement or additional directors who were nominated or elected by Borrower’s nominating committee or by a majority of directors then in office) cease to constitute a majority of the Board of Directors of Borrower.

         “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

         “Compliance Certificate” means a Compliance Certificate, in the form prescribed by Bank, duly executed by the chief executive or chief financial officer of Borrower.

         “Credit Note” means the Promissory Note, in substantially the form of Exhibit A hereto, duly executed by Borrower to Bank to evidence Advances under the Line of Credit, including any amendment, modification, renewal, extension or replacement thereof.

         “Current Assets” means all assets of a Person which would, in accordance with GAAP, be classified as current assets of an entity conducting a business the same as or similar to that of such Person.

         “Current Liabilities” means all liabilities of a Person which would, in accordance with GAAP, be classified as current liabilities of an entity conducting a business the same as or similar to that of such Person, including, without limitation, all lease rental payments and all fixed prepayments of and sinking fund payments with respect to any Indebtedness required to be made within one (1) year from the date of determination.

         “Default” means any of the events specified in Article 7 hereof.

         “EBITDA” means, as of any date of determination, with respect to Borrower, the sum of (a) net income, plus (b) to the extent deducted in determining net income, income taxes paid or accrued, plus (c) depreciation, amortization and other non-cash charges shown as a charge against earnings for such period, minus (plus) (d) to the extent included (deducted) in determining net income, any gain (loss) which may be treated as an extraordinary item under GAAP or realized upon the sale or other disposition of any Property that is not sold in the ordinary course of business, plus (e) interest expense, minus (f) interest income, plus (g) fees and expenses incurred in connection with the Approved PKL Acquisition, the Approved LCR Acquisition, the Facilities, and the financings provided by Union Planters Bank, National Association and Fifth Third Bank, Indiana in an aggregate amount not exceeding Five Hundred Thousand Dollars ($500,000), plus (h) severance payments made in 2002 in an aggregate amount not exceeding Two Hundred Thousand Dollars ($200,000); in each instance determined for the trailing four (4) quarter period ending on the date of determination. EBITDA shall be calculated in accordance with GAAP and determined from the Financial Statements.

         “Eligible Accounts” means, on any date of determination, all Accounts then owned by Borrower, which conforms with the representations and warranties set forth in Borrower’s Security Agreement and which is not subject to any prior Lien, except (a) Accounts outstanding more than ninety (90) days from the date of invoice; (b) all Accounts of any account debtor if Twenty Percent (20%) or more of the amount owing by such account debtor is more than ninety (90) days past due from the date of invoice; (c) all Accounts of the account debtor which Bank reasonably deems unacceptable because of the credit-worthiness of the account debtor; (d) Accounts of account debtors who are also creditors of Borrower to the extent of the amount owed to such account debtors; (e) Accounts owned by account debtors who are Affiliates of Borrower; (f) Accounts for uncompleted sales, including pre-billings, consignment sales, and guaranteed sales; (g) progress billings other than a portion of a sale pursuant to a purchase order which has been shipped and has been recorded as an Account; (h) Accounts of account debtors who are Governmental Authorities, unless proper assignments to Bank have been completed; (i) Accounts not denominated in U.S. Dollars; (j) Accounts of account debtors who are non-residents of the United States, unless collateralized by an acceptable letter of credit or guaranty, and other than large foreign pharmaceutical companies having a rating of “A-or better” by S & P or “A-3 or better” by Moody’s; (k) Accounts with respect to which the account debtor is located in Minnesota (or any other jurisdiction which adopts a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction or is otherwise subject to such jurisdiction’s tax law requiring such Person to file a Business Activity Report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts or arising under such jurisdiction’s laws); provided, however, such receivables shall nonetheless be eligible if Borrower has filed a Business Activity Report (or other applicable report or filing) with the applicable state office by the time required or is qualified to do business in such jurisdiction and, at the time the receivable was created, was qualified to do business in such jurisdiction or had on file with the applicable state office a current Business Activity Report (or other applicable report or filing); (l) Accounts to such extent such Accounts are subject to known payments, adjustments or credits; and (m) Accounts, or any portion thereof, which are considered uncollectible for any reason, including, without limitation, Inventory returned, rejected, repossessed, lost or damaged. Notwithstanding the foregoing exclusions of Eligible Accounts, Bank will consider including Accounts up to one hundred twenty (120) days past due for S & P “A-or better” rated account debtors or Moody’s “A-3 or better” rated account debtors.

         “Eligible Inventory” means, on any date of determination, that portion of Inventory owned by Borrower consisting of raw materials and finished goods (i) on which Bank has a first (1st) and prior lien, (ii) which conforms with the representations and warranties set forth in Borrower’s Security Agreement, (iii) which is not obsolete or slow moving, (iv) which is not in transit, (v) which is not placed on consignment, (vi) which is not stored with any bailee, warehouseman or other party, (vii) which does not constitute labor, overhead or miscellaneous charges, and (viii) which Bank has not otherwise reasonably determined unacceptable.

         “Environmental Laws” means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any Governmental Authority concerning the protection of, or regulation of the discharge of substances into, the environment or concerning the health or safety of persons with respect to environmental hazards, and includes, without limitation, the Hazardous Materials Transportation Act, 42 U.S.C. § 1801 et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.§ 9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Solid and Hazardous Waste Amendments of 1984, 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. § 1251 et seq., the Clean Air Act of 1966, as amended, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 7401 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. § 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the National Environmental Policy Act of 1975, 42 U.S.C. § 4321 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. § 300(f) et seq., and any similar or implementing state law, and all amendments, rules, and regulations promulgated thereunder.

         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time-to-time.

         “ERISA Affiliate” means any trade or business, whether or not incorporated, which together with the subject Person would be treated as a single employer under ERISA.

         “Eurodollar Base Rate” means, with respect to a Eurodollar Rate Advance for any specified Interest Period, the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two (2) Banking Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, (a) if Reuters Screen FRBD is not available to Bank for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two (2) Banking Days prior to the first day of such Interest Period, and (b) if no such British Bankers’ Association Interest Settlement Rate is available to Bank, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by Bank, in its sole discretion, to be the rate at which deposits in U.S. Dollars are offered to first-class banks in the London interbank market at approximately 11:00 a.m. (London time) for the relevant Interest Period two Banking Days prior to the first day of such Interest Period. Such determination by Bank shall be presumed correct absent manifest error.

         “Eurodollar Rate” means, with respect to a Eurodollar Rate Advance for the relevant Interest Period, the Eurodollar Base Rate applicable to such Interest Period plus the then Applicable Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/100 of 1% if the rate is not such a multiple.

         “Eurodollar Rate Advance” means an Advance which bears interest at the Eurodollar Rate.

         “Facilities” means the Line of Credit, and any other credit facility provided by Bank from time to time pursuant to this Agreement.

         “Financial Contract” of a Person means (a) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, (b) any agreements, devices or arrangements providing for payments related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, or (c) to the extent not otherwise included in the foregoing, any Rate Hedging Agreement.

         “Financial Statements” means, as the context may require, (a) the financial statements of Borrower as of June 30, 2002, and/or (b) the similar financial statements of Borrower furnished from time to time pursuant to Section 5.2.1 hereof; in all cases together with any accompanying notes or other disclosures to such financial statements, and any other documents or data furnished to Bank in connection therewith.

         “Fixed Charge Coverage Ratio” means, with respect to Borrower, (a) the sum of (i) EBITDA, minus (ii) Unfunded Capital Expenditures, plus (iii) Rentals, divided by (b) the sum of (i) interest expense, plus (ii) mandatory payments of all long term Indebtedness, plus (iii) taxes paid, plus (iv) Rentals; in each instance determined for the trailing four (4) quarter period ending on the date of determination, except that for purposes of determining the Fixed Charge Coverage Ratio (aa) for the fiscal period ending December 31, 2002, Unfunded Capital Expenditures and mandatory payments of all long term Indebtedness shall be determined by multiplying such amounts for the quarter-annual period then ending by a factor of 4, (bb) for the fiscal period ending March 31, 2003, Unfunded Capital Expenditures and mandatory payments of all long term Indebtedness shall be determined by multiplying such amounts for the semi-annual period then ending by a factor of 2, and (cc) for the fiscal period ending June 30, 2003, Unfunded Capital Expenditures and mandatory payments of all long term Indebtedness shall be determined by multiplying such amounts for the three quarter-annual period then ending by a factor of 1.33. The Fixed Charge Coverage Ratio shall be determined from the Financial Statements.

         “Funded Debt Ratio” means, with respect to Borrower, as of the last day of any fiscal quarter and as of the closing of any permitted Acquisition, the ratio of (a) interest bearing Indebtedness minus, to the extent included in interest bearing Indebtedness, Subordinated Debt to (b) EBITDA. The Funded Debt Ratio shall be determined from the Financial Statements.

         “GAAP” means generally accepted accounting principles in the United States of America in effect from time to time as promulgated by the Financial Accounting Standards Board and recognized and interpreted by the American Institute of Certified Public Accountants.

         “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government, including, without limiting the generality of the foregoing, any agency, body, commission, court or department thereof whether federal, state, local or foreign.

         “Guarantors” means any U.S. Subsidiaries of Borrower.

         “Guaranty” means any Guaranty duly executed by a U.S. Subsidiary of Borrower, in the form prescribed by Bank, including any amendment or modification thereof.

         “Hazardous Materials” mean (a) any “hazardous substance,” as defined by CERCLA, (b) any “hazardous waste,” as defined by the Resource Conservation and Recovery Act, as amended, (c) any petroleum product, or (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

         “Indebtedness” of a Person means such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than trade payables arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by any Lien upon or in Property owned by the subject Person or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) Capitalized Lease Obligations, (f) indebtedness or other obligations of any other Person for borrowed money or for the deferred purchase price of property or services, the payment or collection of which the subject Person has guaranteed (except by reason of endorsement for collection in the ordinary course of business) or in respect of which the subject Person is liable, contingently or otherwise, including, without limitation, liability by way of agreement to purchase, to provide funds for payment, to supply funds to or otherwise to invest in such other Person, or otherwise to assure a creditor against loss, (g) reimbursement or other obligations in connection with letters of credit, (h) obligations in connection with Sale and Leaseback Transactions, (i) any Net Mark-To-Market Exposure of Rate Hedging Agreements or other Financial Contracts, and (j) any other transaction which is the functional equivalent of, or takes the place of borrowing, but which would not constitute a liability on a balance sheet of such Person prepared in accordance with GAAP.

         “Intercreditor Agreement” means the Intercreditor Agreement of even date herewith between Union Planters Bank, National Association and Bank, as amended from time to time.

         “Interest Period” means, with respect to a Eurodollar Rate Advance, a period of one (1), two (2) or three (3) months commencing on a Banking Day selected by Borrower pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two or three months thereafter; provided, however, that if there is no such numerically corresponding day in such next, second or third succeeding month, such Interest Period shall end on the last Banking Day of such next, second or third succeeding month, as the case may be. If an Interest Period would otherwise end on a day which is not a Banking Day, such Interest Period shall end on the next succeeding Banking Day; provided, however, that if said next succeeding Banking Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Banking Day.

         “Investments” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificates of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

         “Letters of Credit” means all standby and commercial Letters of Credit now and hereafter issued by Bank from time to time at the request of and for the account of Borrower, including any renewal, replacement, substitution, extension or modification thereof.

         “Lien” means any lien (statutory or other), security interest, mortgage, pledge, hypothecation, assignment for the purpose of security, deposit arrangement for the purpose of security, encumbrance or preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

         “Line of Credit” means the secured revolving line of credit to Borrower in the maximum principal amount of Six Million Dollars ($6,000,000), governed by this Agreement, including any renewal or extension thereof.

         “Line of Credit Maturity Date” means September 30, 2005.

         “Loan Documents” means this Agreement, the Credit Note, the Security Agreement, the Policy Assignment, any Guaranty, any UCC Financing Statements and all other documents executed and delivered by Borrower or the Subsidiaries to govern, evidence or secure the Facilities.

         “Loss” shall have the meaning ascribed in Section 9.9 hereof.

         “Material Adverse Effect” means any event, circumstance or condition that could reasonably be expected to have a material adverse effect on (a) the business, operations, financial condition, Properties or prospects of Borrower and its Subsidiaries, taken as a whole, (b) the ability of Borrower to perform the Obligations, (c) the validity or enforceability of any of the Loan Documents, or any material provision thereof or any material transaction contemplated thereby, or (d) the rights and remedies of Bank under any of the Loan Documents.

         “Moody's” means Moody's Investors Service, Inc.

         “Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Hedging Agreements, where “unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Hedging Agreement as of the date of determination (assuming the Rate Hedging Agreement were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Hedging Agreement as of the date of determination (assuming such Rate Hedging Agreement were to be terminated as of that date).

         “Net Worth” means the excess of a Person’s total assets over such Person’s total liabilities, as shown on the balance sheets furnished to Bank from time to time pursuant to Section 5.2.1 hereof.

         “New Subsidiary” has the meaning ascribed thereto in Section 5.1.3 hereof.

         “Obligations” means all unpaid principal and accrued and unpaid interest on the Credit Note, actual and contingent reimbursement obligations under the Letters of Credit, all accrued and unpaid fees hereunder, obligations of Borrower to Bank or an affiliate of Bank in respect of any Rate Hedging Obligations, and all other obligations, indemnities and liabilities of Borrower to Bank of every type and description, direct or indirect, joint, several or joint and several, absolute or contingent, arising in connection with the Facilities, due or to become due, now existing or hereafter arising and whether or not contemplated by Borrower or Bank as of the date hereof, including, without limitation, any Advances pursuant to any amendment of this Agreement, all reasonable costs of collection and enforcement of any and all thereof, including reasonable attorney fees.

         “Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee.

         “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to ERISA, or any successor entity.

         “Permissible Increment” means a minimum principal amount of One Million Dollars ($1,000,000) and minimum increments of Five Hundred Thousand Dollars ($500,000) above One Million Dollars ($1,000,000).

         “Permitted Encumbrances” means (a) Liens for taxes or assessments which are not yet due, Liens for taxes or assessments or Liens of judgments which are being contested, appealed or reviewed in good faith by appropriate proceedings which prevent foreclosure of any such Lien or levy of execution thereunder and against which Liens, if any, adequate insurance or reserves have been provided; (b) pledges or deposits to secure payment of workers’ compensation obligations and deposits or indemnities to secure public or statutory obligations or for similar purposes; (c) those minor defects which in the opinion of Bank’s counsel do not materially affect title to the collateral for the Obligations; (d) Liens in favor of Bank; (e) Liens imposed by law, such as carrier’s, warehousemen’s and mechanic’s liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due; (f) utility easements, building restrictions, zoning ordinances and such other encumbrances or charges against real Property as are of a nature generally existing with respect to real Properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Borrower; (g) lessors’ interests under Capitalized Leases now existing; (h) subject to the Intercreditor Agreement, the mortgage liens and assignment of rents in favor of Union Planters Bank, National Association encumbering the UPB Priority Collateral, as defined in the Intercreditor Agreement; (i) the mortgage lien in favor of Fifth Third Bank, Indiana (Central) encumbering the Baltimore, Maryland real estate to be acquired by Borrower as part of the Approved PKL Acquisition; and (j) those further encumbrances (if any) shown on Schedule 1 attached hereto.

         “Person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated association and a Governmental Authority.

         “Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which a Borrower may have any liability.

         “Policy Assignment” means the Assignment of Life Insurance Policy as Collateral, in substantially the form of Exhibit C hereto, duly executed by Borrower to Bank to secure the Obligations, including any amendment or modification thereof.

         “Prime Rate” means the rate of interest quoted and announced as its prime rate by Bank, through its usual and customary procedures as established from time to time by Bank in its sole discretion with no responsibility to consult with or notify Borrower in connection with any changes in such procedures or rate, and for any specific time shall mean the prime rate then most recently announced as the prime rate of Bank, changing when and as such prime rate changes.

         “Prime Rate Advance” means any Advance when and to the extent that the interest rate thereof is determined by reference to the Prime Rate.

         “Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

         “Qualified Investments” means (a) short term obligations of, or fully guaranteed by, the United States of America, (b) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (c) demand deposit accounts maintained in the ordinary course of business, and (d) certificates of deposit issued by commercial banks having capital and surplus in excess of One Hundred Million Dollars ($100,000,000).

         “Rate Hedging Agreement” means an agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants.

         “Rate Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Hedging Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Hedging Agreement.

         “Rentals” means, as of the last day of any fiscal quarter of Borrower, the aggregate amount of rental expense (as determined in accordance with GAAP) under any Operating Lease for the four (4) consecutive fiscal quarters ending on the date of determination.

         “Reserves” means the maximum reserve requirement, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to “Eurocurrency liabilities” or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined or category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents.

         “S & P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

         “Sale and Leaseback Transaction” means any sale or other transfer of any property by any Person with the intent to lease such property as lessee.

         “Security Agreement” means the General Security Agreement, in substantially the form of Exhibit B hereto, duly executed by Borrower in favor of Bank to secure the Obligations, including any amendment or modification thereof.

         “Subordinated Debt” means Indebtedness of Borrower that is subordinated in writing to the full, final and irrevocable payment of the Obligations, in form and substance acceptable to Bank pursuant to either a Subordination Agreement or the documents evidencing such Indebtedness, provided Bank has specifically agreed in writing that such Indebtedness constitutes Subordinated Debt (which agreement Bank will not unreasonably refuse to make, delay making, or make conditional upon other terms).

         “Subordination Agreement” means each Subordination Agreement executed by a holder of Subordinated Debt, in the form prescribed by Bank, including any amendment or modification thereof.

         “Subsidiaries” means, as to any Person, (a) a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person, and (b) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a Fifty Percent (50%) equity interest.

         “Tangible Net Worth” means on any date of determination, the amount by which (a) Net Worth, exceeds (b) the sum of (i) all assets which would be classified as intangible assets under GAAP, including, without limitation, goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), patents, tradenames, copyrights, franchises, operating permits, unamortized debt discount and expense, organization costs, and research and development costs, (ii) treasury stock and minority interests in subsidiaries or other entities, (iii) cash set apart and held in a sinking or other similar fund established for the purpose of redemption or other retirement of capital stock, and (iv) to the extent not otherwise deducted, reserves for depreciation, depletion, obsolescence and/or amortization of properties and all other reserves or appropriations of retained earnings which, in accordance with GAAP, should be established in connection with the business conducted by the subject Person, and (v) any revaluation or other write-up in book value of assets.

         “Taxes” shall have the meaning ascribed in Section 2.10 hereof.

         “Total Debt Ratio” means, with respect to Borrower, the ratio of (a) Indebtedness divided by (b) the sum of (i) Tangible Net Worth plus (ii) Subordinated Debt. The Total Debt Ratio shall be determined from the Financial Statements.

         “Type” means, with respect to any Advance, its nature as a Prime Rate Advance or a Eurodollar Rate Advance.

         “Unfunded Capital Expenditures” means capital expenditures not funded by long term Indebtedness, as shown on the balance sheet furnished to Bank from time to time pursuant to Section 5.2.1 hereof.

         “Unmatured Default” means any event which with notice, or lapse of time, or both, would constitute a Default.

         “U.S. Subsidiary” means a Subsidiary organized or incorporated within the United States of America or within any United States territories or possessions.

         Section 1.2   Rules of Construction.    The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Use of the terms “herein” “hereof”, and “hereunder” shall be deemed references to this Agreement in its entirety and not to the Section clause in which such term appears.

         Section 1.3   Accounting Terms.    All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the Financial Statements.

ARTICLE 2.         CREDIT

         Section 2.1   Line of Credit Commitment.    Subject to the terms and conditions of this Agreement, Bank shall make Advances under the Line of Credit available to Borrower in a maximum principal amount equal to the lesser of: (a) Six Million Dollars ($6,000,000), or (b) the Borrowing Base. Advances under the Line of Credit shall be evidenced by the Credit Note.

         Section 2.2   Interest; Unused Fees and Rate Selection.

                 2.2.1.         Line of Credit - Interest. Prior to maturity or Default, the outstanding principal balance of Advances under the Line of Credit shall bear interest at a per annum rate equal to the Prime Rate plus the Applicable Margin, except that, at the option of Borrower as exercised as provided in Section 2.2.4 hereof, the outstanding principal balance of Advances under the Line of Credit in Permissible Increments may accrue interest at the Eurodollar Rate. At the expiration of each Interest Period, unless Borrower selects the Eurodollar Rate option as provided in Section 2.2.4 hereof, interest shall again accrue at a per annum rate equal to the Prime Rate plus the Applicable Margin.

                 2.2.2.         General. Interest shall be due and payable for the exact number of days principal is outstanding and shall be calculated on the basis of a three hundred sixty (360) day year. Any change in the interest rates occasioned by a change in the Prime Rate shall be effective on the same day as the change in the Prime Rate. After the maturity of any Facility, whether by acceleration or otherwise, and while and so long as there shall exist any uncured Default, the Facilities shall bear interest at a per annum rate equal to Four Percent (4%) above the otherwise applicable rates.

                 2.2.3.         Unused Fee/Reduction of Line of Credit Commitment. Borrower shall pay to Bank from and after the date hereof until the date on which Bank’s commitment under the Line of Credit is terminated in whole, an unused fee accruing at the rate of the Applicable Fee per annum on the average daily unborrowed portion of the Line of Credit minus outstanding Letters of Credit. All such unused fees payable under this clause shall be payable quarterly in arrears on the last day of each fiscal quarter of Borrower occurring after the date hereof (with the first such payment being calculated for the period from the date hereof and ending on December 31, 2002), and, in addition, on the date on which the Bank’s commitment under the Line of Credit is terminated in whole. Such unused fee shall be calculated on the basis of the actual number of days elapsed and a three hundred sixty (360) day year. Borrower may permanently reduce the Bank’s commitment under the Line of Credit, in whole or in part, in integral multiples of One Million Dollars ($1,000,000), upon at least three (3) Banking Days’ written notice to Bank, which notice shall specify the amount of any such reduction; provided, however, that the amount of Bank’s commitment under the Line of Credit may not be reduced below the aggregate principal amount outstanding thereunder.

2.2.4. Interest Rate Selection - Eurodollar Rate Option. A Eurodollar Rate may be elected only in accordance with the following procedures and subject to other conditions contained in this Agreement:

(a) No Eurodollar Rate may be elected at any time a Default or an Unmatured Default exists.

                 (b)         Borrower shall notify Bank of its election or renewal of a Eurodollar Rate prior to 11:00 a.m. (Indianapolis time) not less than three (3) Banking Days prior to the commencement of the applicable Interest Period therefor specifying (i) the election or renewal date, (ii) the amount of the Advance (or Advances taken together) elected or renewed which amount shall be in a Permissible Increment, and (iii) the duration of the Interest Period selected to apply thereto.

                 (c)         An election of a Eurodollar Rate may be communicated by telephone or by telex, facsimile machine or other form of written electronic communication, or by a writing delivered to Bank. Borrower shall confirm in writing any election communicated by telephone. Bank shall be entitled to rely on any verbal communication of the election of a Eurodollar Rate which is received by a designated employee of Bank from anyone reasonably believed in good faith by such employee to be authorized.

(d) Not more than three (3) Eurodollar Rate Advances may be selected at any one time to apply thereto.

         Section 2.3   Payments of Principal and Interest.

                 2.3.1.         Line of Credit. Interest only on the outstanding balance of Advances under the Line of Credit from time to time throughout the term of the Line of Credit shall be due and payable (a) on the last day of each calendar month with respect to each Prime Rate Advance, and (b) on the last day of an applicable Interest Period with respect to a Eurodollar Rate Advance. From time to time during the term of the Line of Credit, Borrower shall make principal payments in an amount sufficient that the outstanding principal balance of Advances under the Line of Credit shall not exceed the Borrowing Base. The entire principal balance of Advances under the Line of Credit, together with all accrued and unpaid interest thereon, and all fees and charges payable in connection therewith, shall be due and payable on the Line of Credit Maturity Date.

                 2.3.2.         Method of Payment. All payments of principal and interest hereunder shall be made in immediately available funds to Bank at Bank’s address set forth on the signature page hereof or at any other place specified in writing by Bank to Borrower, by Noon (Indianapolis time) on the date when due. Borrower authorizes Bank to charge the account of Borrower maintained with Bank for each payment of principal, interest and fees as it becomes due hereunder.

                 2.3.3.         Banking Day. If any installment of principal or interest provided herein becomes due and payable on a date other than a Banking Day, the maturity of the installment of principal or interest shall be extended to the next succeeding Banking Day, and interest shall be payable during such extension of maturity.

         Section 2.4    Issuance of Letters of Credit. Subject to the terms and conditions hereof, the Line of Credit, at the option of Borrower upon delivery of a proper Letter of Credit Application, in the form prescribed by Bank, may also be utilized in the form of Letters of Credit issued by Bank for the account of Borrower. Each Letter of Credit shall have an expiration date not later than twelve (12) months from the date of issuance. The aggregate of the Letters of Credit outstanding at any time plus the aggregate amount of unreimbursed drawings under the Letters of Credit shall not exceed the lesser of the unborrowed available portion of the Line of Credit or One Million Dollars ($1,000,000). The amount of any Letter of Credit outstanding at any time for all purposes hereof shall be the maximum amount which could be drawn thereunder under any circumstances from and after the date of determination. The Letters of Credit and each unreimbursed drawing thereunder shall count against and reduce the available amount under the Line of Credit by the amount of any Letter of Credit outstanding unless and until such Letter of Credit expires by its terms or otherwise terminates or the amount of a drawing thereunder is reimbursed, in which event the Line of Credit shall be reinstated by the amount of such Letter of Credit or the amount of such reimbursement, as the case may be. Each such Letter of Credit shall conform to the general requirements of Bank for the issuance of such credits, as to form and substance, shall be subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision) International Chamber of Commerce Publication No. 500 and shall be a letter of credit which Bank may lawfully issue. If and to the extent a drawing is at any time made under any Letter of Credit, Borrower agrees to pay to Bank immediately and unconditionally upon demand for reimbursement, in lawful money of the United States, an amount equal to each amount which shall be so drawn, together with interest from the date of such drawing to and including the date such payment is reimbursed to Bank or converted to an Advance under the Line of Credit as provided herein. Until demand for reimbursement, such interest shall be calculated at a variable per annum rate equal to the Prime Rate plus the Applicable Margin, and interest shall be calculated after such demand at a variable per annum rate equal to the Prime Rate plus the Applicable Margin plus Four Percent (4%). All such interest shall be calculated on the basis that an entire year’s interest is earned in three hundred sixty (360) days. Bank shall convert automatically the reimbursement obligations of Borrower arising out of any such drawing into Advances under the Line of Credit so long as the Line of Credit has not expired, and Borrower hereby irrevocably authorizes Bank to refinance, without notice to Borrower, the reimbursement obligation of Borrower arising out of any such drawing into Advances under the Line of Credit, evidenced by the Credit Note and for all purposes under, on and subject to the terms and conditions of this Agreement, without regard to the conditions precedent to making an Advance under the Line of Credit or to any requirement of this Agreement that each Advance be a minimal amount or multiple. This Agreement and the other Loan Documents shall supersede any terms of any letter of credit applications or other documents which are irreconcilably inconsistent with the terms hereof or thereof. Borrower agrees to pay to Bank, at the time of issuance, Letter of Credit fees equal to the Applicable Fee of the face amount of each commercial Letter of Credit and the Applicable Fee per annum of each standby Letter of Credit. Such Letter of Credit fees shall be due and payable upon issuance and thereafter quarterly in advance on the first day of each calendar quarter and shall be calculated on the basis that an entire year consists of three hundred sixty (360) days. Such fees shall not be reduced or refundable for any reason. Borrower shall also pay Bank’s reasonable and customary costs of issuing, servicing, and negotiating draws under the Letters of Credit. Borrower hereby authorizes Bank to collect such fees by deducting the amount thereof from any account of Borrower at Bank.

         Section 2.5    Unconditional Reimbursement Obligation. The obligations of Borrower to reimburse any drawing under the Letters of Credit shall be absolute, unconditional and irrevocable and shall be paid and performed strictly in accordance with the terms of this Agreement, as applicable, under all circumstances, whatsoever, including, without limitation, the following:

(a) any lack of validity or enforceability of any Letter of Credit or any Loan Document;

(b) any amendment or waiver of or consent to departure from the terms of any Loan Document;

                 (c)         the existence of any claim, setoff, defense or other right which Borrower may have at any time against the beneficiary of a Letter of Credit, any transferee thereof, Bank or any other Person, whether in connection with the Loan Documents, any Letter of Credit or any unrelated transaction;

                 (d)         any statement, draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(e) the surrender or impairment of any security for the performance or observance of the terms of the Loan Documents or any Letter of Credit; or

(f) any circumstance, happening or omission whatsoever, whether or not similar to any of the foregoing, including, without limitation, those matters described in Section 2.6 hereof.

         Section 2.6    Risk of Misuse of Letter of Credit. Except as expressly set forth herein, Borrower assumes all risk for the acts, omissions and/or misrepresentations of the parties benefited by a Letter of Credit. Neither Bank nor any of its affiliates or correspondents shall be responsible for the validity, sufficiency, truthfulness or genuineness of any document required to draw under a Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged, provided only that the document appears on its face to be in accordance with the terms of such Letter of Credit and provided Bank is not grossly negligent or engaging in willful misconduct, or for failure of any draft to bear reference or adequate reference to a Letter of Credit or failure of any Person to note the amount of any draft on a Letter of Credit or to surrender or take up a Letter of Credit, each of which provisions may be waived by Bank, or for errors, omissions, interruptions, or delays in transmission or delivery of any messages or documents. Without limiting the generality of the foregoing, Borrower agrees that any action taken by Bank or any of its correspondents under or in connection with any Letter of Credit, if taken in good faith and without gross negligence, shall be binding upon Borrower and shall not put Bank or any such correspondent under any resulting liability to Borrower, and Borrower likewise agrees as to any omission unless in breach of good faith or grossly negligent. Bank is expressly authorized to honor any request for payment which is made under and in compliance with the terms of a Letter of Credit without regard to and without any duty on its part to inquire into the existence of any disputes or controversies between Borrower and the beneficiary of a Letter of Credit or any other Person or into the respective rights, duties or liabilities of any of them or whether any facts or occurrences represented in any of the documents presented under a Letter of Credit are true and correct. No Person, other than the parties hereto, shall have any rights of any nature under this Agreement or by reason hereof. In no event shall Bank’s reliance and payment against documents presented under any Letter of Credit appearing on its face to substantially comply with the terms thereof be deemed to constitute gross negligence or willful misconduct.

         Section 2.7    Prepayment/Exit Fee. Subject to the provisions of this Agreement, Borrower may borrow, pay, reborrow and repay the available principal amount of the Line of Credit at any time, and from time to time, in any multiple, without premium or penalty, except that Eurodollar Rate Advances may only be prepaid on the last day of the applicable Interest Period therefor. In the event the Line of Credit or this Agreement is terminated prior to September 30, 2005 as a result of the Line of Credit being refinanced with funds provided by a financial institution other than Bank, Borrower shall pay Bank an exit fee in the amount of One Hundred Fifty Thousand Dollars ($150,000).

         Section 2.8    Use of Proceeds. The proceeds of Advances under the Line of Credit shall be used for working capital purposes of Borrower and its U.S. Subsidiaries (including refinancing certain existing indebtedness to Bank One, NA), and may be used to pay closing costs related to the Approved PKL Acquisition, and to fund the Approved LCR Acquisition.

         Section 2.9    Method of Advance.

                 2.9.1.         Line of Credit. Except as to autoline Advances (if applicable), Borrower shall give Bank telephonic, telex or telegraphic notice of its intention to borrow under the Line of Credit by not later than 10:00 o’clock a.m. (Indianapolis time) on the proposed borrowing date which shall be a Banking Day, subject to Section 2.2.4 hereof with respect to Eurodollar Rate Advances. Each request once received by Bank shall be irrevocable, subject to Section 2.13 hereof. Borrower agrees that Bank may rely on any such telephonic, telex, or telegraphic notices made by any Person whom Bank in good faith believes to be authorized. If Bank requests, each requested Advance based on telephonic notice shall be confirmed in writing by Borrower. In the event any notice by such means shall conflict with the written confirmation, such notice shall govern if Bank has acted in good faith in reliance thereon. Each request shall in and of itself constitute a representation and warranty on behalf of Borrower that no Default or Unmatured Default has occurred and is continuing or would result from the making of the requested Advance and that the requested Advance shall not cause the principal balance of the Line of Credit to exceed the maximum amount available under the Line of Credit from time to time. Other than autoline Advances and subject to Section 2.2.4 hereof with respect to Eurodollar Rate Advances, the principal amount of Advances under the Line of Credit made on any borrowing date shall be in minimum amounts of Fifty Thousand Dollars ($50,000) and in integral multiples of One Thousand Dollars ($1,000) in excess thereof.

                 2.9.2.         General. All Advances by Bank under the Facilities and payments by Borrower on the Facilities shall be recorded by Bank on its books and records, and the principal amount outstanding from time to time, plus interest payable thereon, shall be determined from the books and records of Bank. The books and records of Bank shall be presumed prima facie correct as to such matters.

         Section 2.10   Taxes.

                 2.10.1.         General. All payments by Borrower under this Agreement or the Credit Note shall be made free and clear of, and without deduction or withholding for, any present or future income, stamp or other taxes, levies, duties, imposts, charges or fees or any related penalties, interest or other liabilities (“Taxes”). If any Taxes are required to be deducted or withheld from any amount payable to Bank under this Agreement or the Credit Note, Borrower shall pay additional amounts so that the amount received by Bank after the deduction of such Taxes (including Taxes on such additional amounts) equals the amount that the Bank would have received if no Taxes had been deducted. Borrower shall pay to the appropriate taxing authority all Taxes required to be deducted or withheld. Within thirty (30) days after paying any such Taxes, Borrower shall deliver to Bank the original or a certified copy of the receipt for such payment. Borrower shall not be required to pay additional amounts to Bank on account of any Taxes, including, but not limited to, income taxes, imposed solely by reason of a present or past connection between Bank and the jurisdiction imposing such Taxes (except a connection arising solely from the execution, delivery, performance, enforcement of or the receipt of payments under this Agreement or the Credit Note).

                 2.10.2.         Tax Indemnity. Borrower shall indemnify Bank against any Taxes imposed on (and any related expenses reasonably incurred by) Bank on account of the execution, delivery, performance or enforcement of or the receipt of payments under this Agreement or the Credit Note other than Taxes imposed solely by reason of the cause specified in the last sentence of Section 2.10.1 hereof. Borrower also shall pay and indemnify Bank against any stamp or other documentary, excise or property taxes or similar levies, imposts, or charges (or any related liability) arising from the execution, delivery, registration, performance or enforcement of this Agreement or the Credit Note.

         Section 2.11    Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

                 (a)        subjects Bank to any Taxes, or changes the basis of taxation of payments (other than with respect to Taxes imposed only by reason of the cause specified in the last sentence of Section 2.10.1 hereof) to Bank in respect of its Eurodollar Rate Advances, or

                 (b)         imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Bank (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Rate Advances), or

                 (c)         imposes any other condition the result of which is to increase the cost to Bank of making, funding or maintaining its Eurodollar Rate Advances or reduces any amount receivable by Bank in connection with its Eurodollar Rate Advances, or requires Bank to make any payment calculated by reference to the amount of Eurodollar Rate Advances held or interest received by it, by an amount deemed material by Bank, and the result of any of the foregoing is to increase the cost to Bank of making or maintaining its Eurodollar Rate Advances or Commitment or to reduce the return received by Bank in connection with such Eurodollar Rate Advances or Bank’s commitment, then, within fifteen (15) days of demand by Bank, Borrower shall pay Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction in amount received.

         Section 2.12    Changes in Capital Adequacy Regulations. If Bank determines the amount of capital required or expected to be maintained by Bank or any corporation controlling Bank is increased as a result of a Change, then, within fifteen (15) days of demand by Bank, Borrower shall pay Bank the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which Bank determines is attributable to this Agreement, the Facilities or its commitment to make Advances hereunder (after taking into account Bank’s policies as to capital adequacy). “Change” means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines, or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by Bank or any corporation controlling Bank. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement. The obligations of Borrower under this Section shall survive payment of the Obligations and termination of this Agreement.

         Section 2.13    Funding Indemnification. If any payment of a Eurodollar Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Rate Advance is not made on the date specified by Borrower for any reason other than default by Bank, or Borrower attempts to revoke (expressly, by later inconsistent notices or otherwise) in whole or in part any notice stated herein to be irrevocable (Bank having in its sole discretion the option (a) to give effect to such attempted revocation and obtain indemnity under this Section, or (b) to treat such attempted revocation as having no force or effect, as if never made), Borrower will indemnify Bank for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Rate Advance.

         Section 2.14    Availability of Types of Advances. If Bank determines that maintenance of its Eurodollar Rate Advances would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if Bank determines that (a) deposits of a type and maturity appropriate to match fund Eurodollar Rate Advances are not available or (b) the interest rate applicable to a Type of Advance does not accurately reflect the cost of making or maintaining such Advance, then Bank shall suspend the availability of the affected Type of Advance and require any affected Eurodollar Rate Advances to be repaid or converted to Prime Rate Advances, subject to the payment of any funding indemnification amounts required by Section 2.13.

         Section 2.15    Bank Statements; Survival of Indemnity. To the extent reasonably possible, Bank shall designate an alternate lending installation with respect to its Eurodollar Rate Advances to reduce any liability of Borrower to Bank under Section 2.11 or to avoid the unavailability of Eurodollar Rate Advances under Section 2.14, so long as such designation is not, in the judgment of Bank, disadvantageous to Bank. Bank shall deliver a written statement to Borrower as to the amount due, if any, under Section 2.11, Section 2.12 or Section 2.13. Such written statement shall set forth in reasonable detail the calculations upon which Bank determined such amount and shall be final, conclusive and binding on Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Rate Advance shall be calculated as though Bank funded its Eurodollar Rate Advance through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate Advance, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of Bank shall be payable on demand after receipt by Borrower of such written statement. The obligations of Borrower under Section 2.11, Section 2.12 and Section 2.13 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE 3.         SECURITY AND GUARANTY

         Section 3.1    Security. The Obligations shall be secured by the following:

                 (a)         the Security Agreement constituting a first priority security interest in all Accounts, Inventory, General Intangibles, Chattel Paper, Equipment, Goods, Deposit Accounts, Instruments, Investment Property (provided that only 65% of Borrower’s interest in non-U.S. Subsidiaries shall be pledged), Documents and all other personal property of Borrower (excluding Fixtures) now owned or hereafter acquired and all Proceeds thereof;

                 (b)         the Policy Assignment constituting collateral assignment to Bank of an acceptable life insurance policy owned by Borrower insuring the life of Peter Kissinger in the face amount of not less than One Million Dollars ($1,000,000); and

(c) such other security interests as may be described in the Loan Documents.

         Section 3.2    Addition of Guarantors; Addition of Pledged Capital Stock and other Collateral. Borrower shall cause each U.S. Subsidiary that is a Subsidiary as of the date of this Agreement or at any time thereafter, to deliver to Bank an executed Guaranty and appropriate corporate resolutions, opinions and other documentation in form and substance reasonably satisfactory to Bank, such Guaranty and other documentation to be delivered to Bank as promptly as possible but in any event (a) within two (2) Banking Days after the date of the consummation of a permitted Acquisition involving such Subsidiary and (b) otherwise within thirty (30) days of determination that a Subsidiary needs to be added as a Guarantor. Simultaneously with any Subsidiary becoming a Guarantor, Borrower shall (or, if the capital stock of such Subsidiary is owned by another Subsidiary, shall cause such other Subsidiary to) deliver to Bank an executed supplement to the existing Security Agreement or a new Pledge Agreement, together with appropriate corporate resolutions, opinions, stock certificates, UCC filings or amendments and other documentation, in each case in form and substance reasonably satisfactory to Bank and Bank shall be reasonably satisfied that it has a first priority perfected pledge of all of the outstanding capital stock of each U.S. Subsidiary and 65% of the outstanding capital stock of each non-U.S. Subsidiary, in either case, owned by Borrower and its Subsidiaries. Simultaneously with any U.S. Subsidiary becoming a Guarantor, Borrower shall, or shall cause such U.S. Subsidiary to, (i) execute and deliver a Security Agreement (and deliver the other documents required thereby) and such other collateral documents as Bank may require in its sole and reasonable discretion; and (ii) deliver such other documentation as Bank may reasonably require in connection with the foregoing, including, without limitation, appropriate UCC financing statements, UCC searches, certified resolutions and other organizational and authorizing documents of such U.S. Subsidiary, favorable opinions of counsel to such U.S. Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of Bank’s liens thereunder) and other items of the types required to be delivered by Borrower pursuant to Section 6.1 as of the closing date, all in form, content and scope reasonably satisfactory to Bank.

         Section 3.3    Additional Collateral/Setoff. Borrower hereby grants to Bank (and any participant of the Facilities), as additional security for the Obligations, a continuing lien upon all monies, securities and other property of Borrower now or hereafter held or received by, or in transit to, Bank from or for Borrower. Bank (and any such participant of the Facilities) is authorized at any time and from time to time while there exists a Default, without notice to Borrower, and shall have the right to setoff, appropriate and apply its own debt or liability to Borrower, or to any other Person liable for the Obligations, in whole or partial payment of any Obligation in such order or manner as Bank may reasonably determine, without any requirements of mutual maturity.

ARTICLE 4.         REPRESENTATIONS AND WARRANTIES

         Borrower represents, covenants and warrants to Bank as follows:

         Section 4.1    Due Organization. Borrower is a corporation duly organized and validly existing under the laws of the State of Indiana.

         Section 4.2    Due Qualification. Borrower and each Subsidiary is qualified, in good standing and authorized to do business as a foreign corporation or limited liability company in such other states wherein the failure to so qualify would have a Material Adverse Effect.

         Section 4.3    Corporate Power. Borrower possesses the requisite power to enter into the Loan Documents, as applicable, to borrow thereunder, to execute and deliver the Loan Documents and to perform its respective obligations thereunder.

         Section 4.4    Corporate Authority. Borrower has taken the necessary corporate action to authorize the execution and delivery of the Loan Documents, as applicable, and the borrowings thereunder and the granting of the security interests therein, and none of the provisions of the Loan Documents violate, breach, contravene, conflict with, or cause a default under any provision of the articles of incorporation, or by-laws of Borrower or any provision of any existing note, bond, mortgage, debenture, indenture, trust, license, lease, instrument, decree, order, judgment, or agreement to which Borrower is a party or by which it or its assets may be bound or affected, which in any case is reasonably likely to have a Material Adverse Effect.

         Section 4.5    Financial Statements. The Financial Statements were prepared in accordance with GAAP consistent with prior years, unless specifically otherwise noted thereon, and fairly present in all material respects the financial condition of Borrower as of the date thereof and the results of its operations for the period then ended, and no material adverse change in the financial condition of Borrower has occurred since the date of the Financial Statements.

         Section 4.6    No Material Adverse Change. The information submitted by Borrower to Bank discloses all known or anticipated material liabilities, direct or contingent, of Borrower as of the dates thereof, and, to the best knowledge of Borrower, since such dates, there has been no material adverse change in Borrower’s financial condition.

         Section 4.7    Subsidiaries. Except as disclosed on Schedule 4.7 hereto, Borrower has no Subsidiaries.

         Section 4.8    Binding Obligations. Each of the Loan Documents, when issued for value, will constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as the same may be limited by reorganization, bankruptcy, insolvency, moratorium or other laws affecting generally the enforcement of creditors’ rights.

         Section 4.9    Marketable Title. Borrower and each Subsidiary has good and marketable title to all of its real Property and good title to all of its other Properties shown on the Financial Statements, except such Properties as have been disposed of since the date of the Financial Statements in the ordinary course of business. Except for Permitted Encumbrances, (a) the assets of Borrower and the Subsidiaries are not subject to any Lien and the security interests in favor of Bank under the Loan Documents will constitute first, senior and prior perfected security interests in the collateral therein described, and (b) no financing statement or similar instrument which names Borrower or its Subsidiaries as debtor or relates to any of its Property, has been filed in any state or other jurisdiction and remains unreleased, and Borrower and its Subsidiaries have not signed any financing statement or similar instrument or security agreement authorizing the secured party thereunder to file any such financing statement or similar instrument.

         Section 4.10    Indebtedness. Except as shown on the Financial Statements, except as set forth on Schedule 4.10 hereto, and except for trade debt incurred in the ordinary course of business since the date of the Financial Statements, neither Borrower nor any Subsidiary has any outstanding Indebtedness.

         Section 4.11    Default. Neither Borrower nor any Subsidiary has committed or suffered to exist any default or any circumstance which with notice, lapse of time, or both, would constitute a default under the terms and conditions of any trust, debenture, indenture, note, bond, instrument, mortgage, lease, agreement, order, decree, or judgment to which Borrower or a Subsidiary is a party or by which it or its assets may be bound or affected, which in any case is reasonably likely to have a Material Adverse Effect.

         Section 4.12    Tax Returns. All tax returns or reports of Borrower and its Subsidiaries required by law have been filed, and all taxes, assessments, contributions, fees and other governmental charges (other than those presently payable without penalty or interest and those currently being contested in good faith and against which adequate reserves have been established) upon Borrower, its Subsidiaries or their assets, properties or income, which are payable, have been paid, except for the failure to file or pay that are not reasonably likely to have a Material Adverse Effect.

         Section 4.13    Litigation. Except as set forth on any Schedule 4.13 hereto, no litigation or proceeding of any Governmental Authority or other Person is presently pending or, to Borrower’s knowledge, threatened, nor has any claim been asserted, against Borrower or its Subsidiaries which, if adversely determined, is reasonably likely to have a Material Adverse Effect.

         Section 4.14    ERISA. Borrower and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of ERISA, and neither Borrower nor any ERISA Affiliate has incurred any liability to the PBGC. Neither a “reportable event”, nor a “prohibited transaction”, has occurred under, nor has there occurred any complete or partial withdrawal from, nor has there occurred any other event which would constitute grounds for termination of or the appointment of a trustee to administer any “employee benefit plan” (including any “multi-employer plan”) maintained for employees of Borrower or any ERISA Affiliate, all within the meanings ascribed by ERISA.

         Section 4.15    Full Disclosure. No information, exhibit, memorandum, or report (excluding estimated future operating results) furnished by Borrower to Bank in connection with the negotiation of the Facilities contains any material misstatement of fact, or omits to state any material fact necessary to make the statements contained therein not materially misleading in light of the circumstances when made, and all estimated future operating results, if furnished, were prepared on the basis of assumptions, data, information, tests or other conditions believed to be valid or accurate or to exist at the time such estimates were prepared and furnished. To Borrower’s knowledge, there presently exists no fact or circumstance relative to Borrower or its Subsidiaries, whether or not disclosed, which is presently anticipated to have a Material Adverse Effect.

         Section 4.16    Contracts of Surety. Except for the endorsements of Borrower or a Subsidiary of negotiable instruments for deposit or collection in the ordinary course of business and except the Guaranty, neither Borrower nor any Subsidiary is a party to any contract of guaranty or surety.

         Section 4.17    Licenses. Borrower and each Subsidiary possesses such franchises, licenses, permits, patents, copyrights, trademarks, and consents of appropriate Governmental Authorities to own its property (including any assets acquired pursuant to the Approved PKL Acquisition and the Approved LCR Acquisition) and as are necessary to carry on its business, except where the failure to obtain any of the foregoing, singularly or in aggregate, is not reasonably likely to have a Material Adverse Effect.

         Section 4.18    Compliance with Law. Borrower and each Subsidiary is in substantial compliance with all applicable requirements of law and of all Governmental Authorities noncompliance with which is reasonably likely to have a Material Adverse Effect.

         Section 4.19    Force Majeure. Neither the business nor the properties of Borrower or a Subsidiary are presently affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty that is reasonably likely to have a Material Adverse Effect.

         Section 4.20    Margin Stock. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Facilities will be used, either directly or indirectly, for the purpose, whether immediate, incidental or remote, of purchasing or carrying any margin stock or of extending credit to others for the purpose of purchasing or carrying any margin stock, and Borrower shall furnish to Bank, upon its request, a statement in conformity with the requirements of Federal Reserve Board Form U-1 referred to in Regulation U. Further, no part of the proceeds of the Facilities will be used for any purpose that violates, or which is inconsistent with, the provisions of Regulations T, U or X of the Board of Governors.

         Section 4.21    Approvals. No authorization, consent, approval or any form of exemption of any Governmental Authority is required in connection with the execution and delivery by Borrower of the Loan Documents, the borrowings and performance by Borrower thereunder or the issuance of the Credit Note.

         Section 4.22    Insolvency. Borrower and each Subsidiary is not “insolvent” within the meaning of that term as defined in the Federal Bankruptcy Code and each is able to pay its debts as they mature.

         Section 4.23    Regulation. Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company” or an “affiliate of a holding company” or a “subsidiary of a holding company” within the meanings of the Public Utility Holding Company Act of 1935, as amended.

         Section 4.24    Environmental Matters. In the ordinary course of its business, Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and Properties of Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of Properties presently owned or operated, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by Environmental Laws or as a condition of any license, permit or contract any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, Borrower has reasonably concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Borrower has not received any notice to the effect that its operations are not in compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Materials. Except as disclosed in writing to Bank as of the date of this Agreement, to the best of its knowledge (provided that clause (e) below is not subject to any such knowledge qualification except as specifically provided in clause (e)):

                 (a)         All facilities and Property (including underlying groundwater) owned, leased or operated by Borrower and its Subsidiaries have been, and continue to be, owned, leased or operated by Borrower or such Subsidiary in compliance with all applicable Environmental Laws, except for incidences of noncompliance which, singly or in the aggregate, have not, or may not reasonably be expected to have, a Material Adverse Effect;

(b) There have been no past unresolved, and there are no pending or threatened,

                 (i)         claims, complaints, notices or inquiries, to, or requests for information received by, Borrower and its Subsidiaries with respect to any alleged violation of any Environmental Law, that, singly or in the aggregate, have had, or may reasonably be expected to have, a Material Adverse Effect, or

                 (ii)         claims, complaints, notices or inquiries to, or requests for information received by, Borrower and its Subsidiaries regarding potential liability under any Environmental Law or under any common law theories relating to operations or the condition of any facilities or Property by Borrower or such Subsidiary that, singly or in the aggregate, have had, or may reasonably be expected to have, a Material Adverse Effect.

                 (c)         There have been no releases of Hazardous Materials, at, on or under any Property now or previously owned or leased by Borrower or its Subsidiaries that, singly or in the aggregate, have had, or may reasonably be expected to have, a Material Adverse Effect;

                 (d)         Borrower and each Subsidiary has been issued and is in compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary for its business, the noncompliance with which, singly or in the aggregate, has not had, or is not reasonably expected to have, a Material Adverse Effect;

                 (e)         No Property now or previously owned, leased or operated by Borrower or its Subsidiaries is listed or, to the best knowledge of Borrower, proposed for listing on the National Priorities List pursuant to CERCLA (or any similar Environmental Law) or on the CERCLIS or on any other federal or state list of sites requiring investigation or clean-up, to the extent that any such listing, singly or in the aggregate, has had, or may reasonably be expected to have, a Material Adverse Effect;

                 (f)         There are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any Property now or previously owned, leased or operated by a Borrower or its Subsidiaries that, singly or in the aggregate, have had, or may reasonably be expected to have had, a Material Adverse Effect;

                 (g)         Neither Borrower nor any Subsidiary has directly transported or directly arranged for the transportation of any Hazardous Material to any location (i) which is listed or proposed for listing on the National Priorities List pursuant to CERCLA (or any similar Environmental Law) or on the CERCLIS or on any federal or state list, to the extent that any such listing, singly or in the aggregate, has had, or may reasonably be expected to have, a Material Adverse Effect, or (ii) which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against Borrower or such Subsidiary for any remedial work, damage to natural resources or personal injury, including claims under any Environmental Law, to the extent that such claims, singly or in the aggregate, has had, or may reasonably be expected to have, a Material Adverse Effect;

                 (h)         There are no polychlorinated biphenyl, radioactive materials or friable asbestos present at any Property now or previously owned or leased by Borrower or its Subsidiaries that, singly or in the aggregate, have had, or may reasonably be expected to have, a Material Adverse Effect; and

                 (i)         No condition exists at, on or under any Property now or previously owned or leased by Borrower or its Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to material liability under any Environmental Law that, singly or in the aggregate may reasonably be expected to have a Material Adverse Effect.

         Section 4.25    Conditions Precedent. Each item furnished to Bank pursuant to Section 6.1 hereof is a true and correct copy thereof, has not been modified or amended and is in full force and effect on the date hereof.

         Section 4.26    General. All statements contained in any certificate or financial statement delivered by or on behalf of Borrower to Bank under any Loan Document shall constitute representations and warranties made by Borrower hereunder.

ARTICLE 5.         COVENANTS

         Section 5.1    Negative Covenants. Until the Obligations shall have been fully and finally paid and performed, and so long as any commitment of Bank is outstanding, without the prior written consent of Bank, Borrower shall not and shall not permit any Subsidiary to:

                 5.1.1.         Dispose of Collateral. Sell, transfer, lease or otherwise dispose of any collateral granted or pledged to Bank, or discount, with or without recourse, any Accounts, except (a) for sales from Inventory in the ordinary course of business, (b) as otherwise provided in the Security Agreement and (c) the write-off of uncollectible Accounts in the ordinary course of business.

5.1.2. Further Encumber. Except for Permitted Encumbrances, create or suffer to exist any Lien upon any of its Properties, whether now owned or hereafter acquired.

5.1.3. Conduct of Business; Subsidiaries; Acquisitions.

                 (a)         Neither Borrower nor any of its Subsidiaries shall engage in any business other than the businesses engaged in by Borrower on the date hereof, those business engaged in by the entities acquired in the Approved PKL Acquisition, the Approved LCR Acquisition or in other Acquisitions approved in writing by Bank, and any business or activities which are substantially similar, related or incidental thereto.

                 (b)         Borrower shall not create, acquire or capitalize any Subsidiary (a “New Subsidiary”) after the date hereof pursuant to any transaction unless such transaction is permitted by or not otherwise prohibited by this Agreement and upon the creation or acquisition of each New Subsidiary, Borrower shall cause each New Subsidiary to promptly deliver to Bank the documents, instruments and agreements required pursuant to Section 3.3 hereof. After the formation or acquisition of any New Subsidiary permitted hereunder, if requested by Bank, Borrower shall provide a supplement to Schedule 4.7 to this Agreement.

                 (c)         Borrower shall not and shall not permit any of its Subsidiaries to make any Acquisitions, except so long as there then exists no Default and no Default would be occasioned thereby and subject to compliance with the other provisions of this Agreement, the Approved PKL Acquisition and the Approved LCR Acquisition.

5.1.4. Purchase Stock. Purchase, redeem, retire or otherwise acquire any outstanding shares of its capital stock.

5.1.5. Sell and Leaseback. Other than a leaseback of the real estate sold in accordance with Section 5.2.18 hereof, enter into any Sale and Leaseback Transaction.

                 5.1.6.         Borrowings/Subordinated Debt Payments. Create, incur, assume or suffer to exist any Indebtedness, except (a) trade accounts and normal business accruals payable in the ordinary course of business, (b) Indebtedness to Bank, (c) Subordinated Debt, (d) Indebtedness owed to Union Planters Bank, National Association in the maximum principal amount of Ten Million Dollars ($10,000,000), (e) Indebtedness owed to Fifth Third Bank, Indiana (Central) in the maximum principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000), and (f) as set forth on Schedule 5.1.6 hereto. Borrower and its Subsidiaries shall not make any payment in respect of any of the Subordinated Debt, except (i) as permitted in the applicable Subordination Agreement, or (ii) pursuant to the terms of the documents evidencing Subordinated Debt that Bank has specifically approved in writing to constitute Subordinated Debt, notwithstanding the absence of a Subordination Agreement.

                 5.1.7.         Investments. Make any Investment, except (a) advances to trade debtors in the ordinary course of business, (b) Qualified Investments, (c) existing Investments described on Schedule 5.1.7 hereto, (d) Investments to and in (i) a U.S. Subsidiary that is a Guarantor, or (ii) foreign Subsidiaries in an amount at any time not exceeding One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate in addition to the existing investments in foreign Subsidiaries shown on Schedule 5.1.7, provided that in any case under clause (d) above there exists no Default or Unmatured Default at the time of, or after giving effect to, such Investment and provided the Subsidiary is not “insolvent” at the time of such Investment nor rendered “insolvent” (as such terms are used in the Federal Bankruptcy Code) by such Investment, and loans and advances to Borrower by a Guarantor, and (e) loans to Pharmakinetics Laboratories, Inc. in an aggregate amount not exceeding Five Hundred Thousand Dollars ($500,000) secured by a first priority security interest in all personal property.

                 5.1.8.         Guarantees. Assume, guarantee or otherwise become liable as a guarantor or surety for the obligations of any Person, except (a) the endorsements by Borrower of negotiable instruments for deposit or collection in the ordinary course of business, and (b) those in favor of Bank.

5.1.9. Change Name or Place of Business. Change its name or principal place of business, except on not less than thirty (30) days prior written notice to Bank.

5.1.10. Special Corporate Transactions. Engage in any transaction with any Person other than in the ordinary course of business.

5.1.11. Accounting Policies. Change its fiscal year or any of its significant accounting policies, except to the extent necessary to comply with GAAP.

                 5.1.12.         Change of Business. Make any material change in the nature of its business as carried on as of the date of this Agreement, other than as a result of the Approved PKL Acquisition or the Approved LCR Acquisition.

                 5.1.13.         Benefit Plans. Permit any condition to exist in connection with any employee benefit plan which might constitute grounds for the PBGC to institute proceedings to have the employee benefit plan terminated or a trustee appointed to administer the employee benefit plan; or engage in, or permit to exist or occur any other condition, event or transaction with respect to any employee benefit plan which could result in Borrower incurring any material liability, fine or penalty.

5.1.14. Adversity. Permit any event to occur or condition to exist which has a Material Adverse Effect.

5.1.15. Dividends/Distributions. Declare or pay any dividend or make any distribution on account of stock, in cash or other property.

                 5.1.16.         Restrictive Agreements. Enter into any agreement (excluding any restrictions existing under the Loan Documents) prohibiting (a) the creation or assumption of any lien upon any of its Property, (b) the ability of Borrower to amend or otherwise modify this Agreement or any other Loan Document, or (c) the ability of any Subsidiary to make any payment, directly or indirectly, to Borrower by way of advances, repayments of loans or advances or otherwise.

                 5.1.17.         Transactions with Shareholders and Affiliates. Neither Borrower nor any of its Subsidiaries shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder or holders of any of the capital stock of Borrower, or with any Affiliate of Borrower which is not its Subsidiary, on terms that are less favorable to Borrower or any of its Subsidiaries, as applicable, than those that might be obtained in an arm’s length transaction at the time from Persons who are not such a holder or Affiliate.

         Section 5.2    Affirmative Covenants. Until the Obligations shall have been fully and finally paid and performed, and so long as any commitment of Bank is outstanding, unless expressly waived in writing by Bank, Borrower shall:

5.2.1. Financial Reporting. Furnish or caused to be furnished to Bank:

                 (a)         as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year, consolidated and consolidating financial statements of Borrower, including a balance sheet, statement of income and retained earnings and a statement of cash flows, with accompanying notes to financial statements, all prepared in accordance with GAAP on a consolidated basis consistent with prior years unless specifically noted thereon, accompanied by the unqualified opinion of Ernst & Young or other independent certified public accountants acceptable to Bank and shall state that such financial statements fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such consolidated and consolidating financial statements has been made in accordance with generally accepted auditing standards, and further accompanied by the certificate of the chief financial officer of Borrower that there exists no Default or Unmatured Default under the Loan Documents, or if any Default or Unmatured Default exists, stating the nature and status thereof;

                 (b)         as soon as possible, but in any event within thirty (30) days after the end of each month, similar consolidated financial statements of Borrower as of the end of such month and the results of its operations for the portion of the fiscal year then elapsed, prepared and signed by the chief financial officer of Borrower, all prepared in accordance with GAAP on a consolidated basis consistent with prior periods, unless specifically otherwise noted thereon, except for the omission of full footnotes which may be required under GAAP and subject to normal year end adjustments, and accompanied by the certificate of the chief financial officer of Borrower that there exists no Default or Unmatured Default under the Loan Documents or if any Default or Unmatured Default exists, stating the nature and status thereof;

                 (c)         as soon as possible, but in any event within five (5) days after Borrower becomes aware thereof, a written statement signed by the chief executive or chief financial officer of Borrower as to the occurrence of any Default or Unmatured Default stating the specific nature thereof, Borrower’s intended action to cure the same and the time period in which such cure is to occur;

                 (d)         as soon as possible, but in any event within thirty (30) days after the commencement thereof, a written statement describing any litigation instituted by or against Borrower, its Subsidiaries or any Affiliate which, if adversely determined, may have a Material Adverse Effect;

                 (e)         within ten (10) Banking Days after the end of each calendar month, a Borrowing Base Certificate, in the form prescribed by Bank, executed by the chief financial officer of Borrower, evidencing the Borrowing Base as of the close of the immediately preceding calendar month, showing the calculation thereof, the outstanding principal amount of the Facilities (including, without limitation, Letters of Credit) and such other information as Bank may reasonably request;

                 (f)         within ten (10) Banking Days after the end of each calendar month, a certificate setting forth, as of the end of such immediately preceding month, an accounts receivable aging statement and an accounts payable aging statement of Borrower;

                 (g)         within thirty (30) days after the end of each calendar month, a Compliance Certificate, in form and substance acceptable to Bank, showing Borrower’s compliance with the financial covenants set forth in Section 5.3 hereof;

                 (h)         as soon as possible, but in any event within ten (10) days after Borrower becomes aware thereof, a written statement describing any reportable event or prohibited transaction which has occurred with respect to any employee benefit plan and the action which Borrower proposes to take with respect thereto;

                 (i)         as soon as practicable, but in any event within ten (10) days after the filing with the Securities and Exchange Commission, or any successor thereto, or any states’ securities regulatory authority, copies of all registration statements and all periodic and special reports required or permitted to be filed under federal or state securities laws and regulations;

                 (j)         as soon as practicable, but any event within ten (10) days after receipt by Borrower, a copy of any notice, complaint, Lien, inquiry or claim (i) to the effect that Borrower is or may be liable to any Person as a result of the release by Borrower, or any other Person of any Hazardous Substance into the environment, or (ii) alleging any violation of any Environmental Law by Borrower, which, in either case, could reasonably be expected to have a Material Adverse Effect; and

(k) such other information as Bank may from time to time reasonably request.

                 5.2.2.         Good Standing. Maintain, and cause each Subsidiary to maintain, its corporate existence and right to do business in its state of organization and in such other states wherein non-qualification is reasonably likely to have a Material Adverse Effect.

                 5.2.3.         Taxes, Etc. Pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments, judgments, orders, and governmental charges or levies imposed upon it or on its income or profits or upon its property prior to the date on which penalties attach thereto and all lawful claims which, if unpaid, may become a Lien or charge upon its Property, provided that Borrower and its Subsidiaries shall not be required to pay any tax, assessment, charge, judgment, order, levy or claim, if such payment is being contested diligently, in good faith, and by appropriate proceedings which will prevent foreclosure or levy upon its Property and adequate reserves against such liability have been established.

                 5.2.4.         Maintain Properties. Maintain, and cause each Subsidiary to maintain, all Properties and assets used by, or useful to, it in the ordinary course of its business in good working order and condition, ordinary wear and tear excepted, and suitable for the purpose for which it is intended, and from time to time, make any necessary repairs and replacements.

                 5.2.5.         Insurance. Maintain, and cause each Subsidiary to maintain, in full force and effect public liability insurance, business interruption insurance, worker’s compensation insurance and casualty insurance policies with coverages and with such companies as are reasonably acceptable to Bank. Each such policy providing liability coverage shall be endorsed to reflect Bank as an additional insured, and each such policy covering Properties pledged as collateral to Bank shall have a lender’s loss payable clause in favor of Bank, and a copy of each policy, accompanied by a certificate of coverage issued by the insurance carrier, shall be delivered to Bank. Such policy shall stipulate that the insurance cannot be cancelled or materially modified without thirty (30) days’ prior written notice to Bank and shall insure Bank notwithstanding the act or neglect of Borrower or its Subsidiaries.

                 5.2.6.         Books and Records. Keep proper books of account in which full, true and correct entries will be made of all dealings and transactions of and in relation to the business and affairs of Borrower and its Subsidiaries, and, at all reasonable times, and as often as Bank may request, permit authorized representatives of Bank to (a) have access to the premises and Properties of Borrower and its Subsidiaries and to the records relating to the operations of Borrower and its Subsidiaries; (b) make copies of or excerpts from such records; (c) discuss the affairs, finances and accounts of Borrower with and be advised as to the same by the chief executive and financial officers of Borrower; and (d) audit and inspect such books, records, accounts, memoranda and correspondence at all reasonable times, to make such abstracts and copies thereof as Bank may deem necessary, and to furnish copies of all such information to any proposed purchaser of or participant in the Facilities.

                 5.2.7.         Reports. File, and cause each Subsidiary to file, as appropriate, on a timely basis, annual reports, operating records and any other reports or filings required to be made with any Governmental Authority, except to the extent the failure to so file any of the foregoing, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

                 5.2.8.         Licenses. Maintain, and cause each Subsidiary to maintain, in full force and effect all operating permits, licenses, franchises, and rights used by it in the ordinary course of business, except to the extent the failure to so maintain any of the foregoing, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

                 5.2.9.         Notice of Material Adverse Change. Give prompt notice in writing to Bank of the occurrence of any development, financial or otherwise, including pending or threatened litigation which is reasonably likely to have a Material Adverse Effect.

                 5.2.10.         Compliance with Law. Comply, and cause each Subsidiary to comply, in all material respects, with all laws, ordinances, rules, regulations and other legal requirements applicable to it, including, without limitation, all Environmental Laws and ERISA.

5.2.11. Trade Accounts. Pay, and cause each Subsidiary to pay, all trade accounts in accordance with standard industry practices.

5.2.12. Use of Proceeds. Use the proceeds of the Facilities solely for the purposes herein described.

                 5.2.13.         Loan Payments. Duly and punctually pay or cause to be paid principal and interest on the Facilities in lawful money of the United States at the time and places and in the manner specified herein according to the stated terms and the true intent and meaning hereof.

                 5.2.14.         Environmental Matters. (a) Use, operate and maintain, and cause each Subsidiary to use, operate and maintain, all of its Properties in material compliance with all applicable Environmental Laws, keep or acquire all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Substances in material compliance with all applicable Environmental Laws, (b) within ninety (90) days after filing thereof, have dismissed with prejudice any actions or proceedings against Borrower or a Subsidiary relating to compliance with Environmental Laws which, in the reasonable opinion of Bank, is reasonably likely to have a Material Adverse Effect, and (c) diligently pursue cure of any material underlying environmental problem which forms the basis of any claim, complaint, notice, Lien, inquiry, proceeding or action referred to in Section 5.2.1(j) hereof. If Borrower or a Subsidiary is notified of any event described in Section 5.2.1(j) hereof, Borrower shall, upon the request of Bank, establish appropriate reserves against such potential liabilities and engage a firm or firms of engineers or environmental consultants appropriately qualified to determine as quickly as practical the extent of contamination and the potential financial liability of Borrower or its Subsidiary with respect thereto, and Bank shall be provided with a copy of any report prepared by such firm or by any Governmental Authority as to such matters as soon as any such report becomes available to Borrower or such Subsidiary. The selection of any engineers or environmental consultants engaged pursuant to the requirements of this Section shall be subject to the approval of Bank, which approval shall not be unreasonably withheld or delayed.

                 5.2.15.         Banking Relationship. Maintain its primary banking accounts with Bank, including, without limitation, operating, lockbox and autoline accounts. Borrower shall maintain a minimum balance on account with Bank at all times of not less than One Hundred Thousand Dollars ($100,000).

5.2.16. Subordinated Debt. At all times, cause the Subordinated Debt to be subordinated to the full, final and irrevocable payment of the Obligations, in form and substance acceptable to Bank.

                 5.2.17.         Equipment Appraisal. Within forty-five (45) days of the date hereof, furnish Bank an appraisal of Borrower’s Equipment, prepared by an independent appraiser acceptable to Bank, showing a forced liquidation value of not less than Two Million Five Hundred Thousand Dollars ($2,500,000).

5.2.18. Sale of Real Estate. Within one hundred eighty (180) days of the closing of the Approved PKL Acquisition, cause the real estate acquired in such Acquisition to be sold for fair market value.

         Section 5.3    Financial Covenants. Until the Obligations shall have been fully and finally paid and performed and so long as any commitment of Bank is outstanding, unless expressly waived in writing by Bank, Borrower shall:

                 5.3.1.         Funded Debt Ratio. Maintain its Funded Debt Ratio at not greater than (a) 3.75 to 1.00 at each fiscal quarter ending through and including December 31, 2002, (b) 3.50 to 1.00 as of March 31, 2003 and June 30, 2003, (c) 3.00 to 1.00 as of September 30, 2003, (b) 2.50 to 1.00 as of December 31, 2003 and at each fiscal quarter ending thereafter through and including September 30, 2004, and (c) 2.00 to 1.00 as of December 31, 2004 and as of each fiscal quarter ending thereafter.

                 5.3.2.         Total Debt Ratio. Maintain its Total Debt Ratio at not greater than (a) 2.00 to 1.00 at all times through and including September 30, 2003, (b) 1.75 to 1.00 as of October 1, 2003 and at all times through and including September 30, 2004, and (c) 1.50 to 1.00 as of October 1, 2004 and at all times thereafter.

5.3.3. Fixed Charge Coverage Ratio. Maintain its Fixed Charge Coverage Ratio at not less than 1.20 to 1.00 at each fiscal quarter end.

5.3.4. Current Ratio. Maintain its ratio of Current Assets to Current Liabilities of not less than 1.15 to 1.00 at all times.

                 5.3.5.         Capital Expenditures. Not make any Unfunded Capital Expenditures, including Capitalized Lease Obligations, exceeding One Million Six Hundred Thousand Dollars ($1,600,000) on a consolidated basis for Borrower and its Subsidiaries during any fiscal year.

ARTICLE 6.         CONDITIONS PRECEDENT

         Section 6.1    Conditions to Initial Advance. The obligation of the Bank to make the initial Advance under the Facilities is subject to satisfaction of each of the following conditions precedent:

                 6.1.1.         Authorization. Bank shall have received and approved, certified copies of Borrower’s and each Guarantor’s articles of incorporation and by-laws, all as amended, accompanied by a recent certificate of good standing issued by the appropriate official of its place of organization and certificates of good standing from those states in which Borrower or a Guarantor owns property or maintains an office and a certified copy of resolutions adopted by Borrower’s and each Guarantor’s Board of Directors authorizing the Facilities and specifying the names and capacities of those persons authorized to execute and deliver the Loan Documents.

6.1.2. Insurance. Borrower shall have furnished to Bank evidence of the insurance required by this Agreement.

                 6.1.3.         Loan Documents. Each of the Loan Documents, in the form prescribed by Bank, shall have been executed and delivered by Borrower and the Guarantors, as applicable, to Bank, and the other loan documents and guaranties required by this Agreement, in the form prescribed by Bank, shall have been executed and delivered by the appropriate parties thereto.

                 6.1.4.         Incumbency. Bank shall have received an Incumbency Certificate, executed by the Secretary or Assistant Secretary of Borrower and each Guarantor which shall identify the name and title and bear the signature of the officers of Borrower and such Guarantor authorized to sign the Loan Documents, and Bank shall be entitled to rely upon such certificate until informed of any change in writing by Borrower.

6.1.5. Legal Matters. All legal matters incident to the Loan Documents and the making of Advances shall be reasonably satisfactory to Bank and its counsel.

                 6.1.6.         Borrowing Base, Etc. Satisfactory certificates as to Borrowing Base, and such other certificates as Bank may reasonably require, shall have been executed by the appropriate officers of Borrower and delivered to Bank.

                 6.1.7.         Opinions of Counsel. Bank shall have received the favorable written opinion(s) of counsel to Borrower and the Guarantors, dated of even date herewith, as to those matters which Bank may reasonably require.

                 6.1.8.         Landlord Waivers. Borrower shall have used commercially reasonable best efforts to procure landlord and warehousemen lien waivers, in the form prescribed by Bank, pursuant to which its various landlords and warehousemen shall have waived all liens or other rights of detainer against its assets constituting collateral for the Obligations.

                 6.1.9.         UCC Searches/Life Insurance Questionnaire. Bank shall have received satisfactory return after search in accordance with the Uniform Commercial Code in such governmental offices as Bank shall have deemed appropriate, and Bank shall have received a satisfactory life insurance questionnaire with respect to the life insurance policy to be assigned to Bank.

                 6.1.10.         Fees. Borrower shall have paid Bank a non-refundable facility fee of Twenty-Eight Thousand One Hundred Twenty-Five Dollars ($28,125), a field audit fee of Five Thousand Dollars ($5,000), and Borrower shall have reimbursed Bank for all reasonable legal fees and other reasonable out-of-pocket expenses of Bank in connection with the Facilities.

                 6.1.11.         Regulation U. Bank shall have received such certificates and other documents as it shall have deemed reasonably appropriate as to compliance with Regulations U, T and X of the Board of Governors of the Federal Reserve System.

                 6.1.12.         No Default. As of the date hereof, and after giving effect to the initial funding of the Facilities, there shall not exist a Default or Unmatured Default, and Bank shall have received evidence satisfactory to Bank that the transactions contemplated by this Agreement do not create a default under any agreement to which Borrower is a party.

6.1.13. Consents. All consents necessary for the secured financing transaction contemplated by this Agreement pursuant to the Loan Documents shall have been obtained.

6.1.14. Field Audit. Bank shall have completed, to its satisfaction, a field audit of Borrower's financial and accounting records, books, journals, orders and receipts.

6.1.15. Intercreditor Agreement. Bank and Union Planters Bank, National Association shall have entered into the Intercreditor Agreement.

6.1.16. Additional Documentation. Bank shall have received such other documents, instruments, financing statements, waivers, certificates, reaffirmations, consents and opinions as it may request.

         Section 6.2    Conditions to Subsequent Advances. Prior to each subsequent Advance under the Line of Credit or the issuance of a Letter of Credit:

6.2.1. No Default. No Default or Unmatured Default shall have occurred and be continuing.

                 6.2.2.         Representations and Warranties. Each representation and warranty contained in Article 4 shall be true and correct as of the date of such Advance, except to the extent any such representation or warranty relates solely to an earlier date and except for changes reflecting transactions permitted by this Agreement.

6.2.3. Legal Matters. All legal matters incident to the making of such Advance shall be reasonably satisfactory to Bank and its counsel.

         Section 6.3    General. Each request for an Advance shall constitute a representation and warranty by Borrower that the applicable conditions contained in this Section 6.3 have been satisfied.

ARTICLE 7.         DEFAULT

        The occurrence of any of the following events shall be deemed a Default hereunder:

                 (a)         any representation or warranty made by or on behalf of Borrower, any Subsidiary or any Affiliate to Bank under or in connection with any Loan Document or any subordination agreement shall be false in any material respect as of the date on which made;

(b) Borrower fails to make any payment of principal of or interest on the Facilities or any fee or other payment Obligation in connection with the Facilities when due;

                 (c)         the breach of any of the covenants contained in Section 5.2.2, 5.2.4, 5.2.7, 5.2.8, 5.2.10, 5.2.11 or 5.2.14 which breach remains uncured for a period of thirty (30) days after written notice to Borrower; or the breach of any other covenant contained in Article 5 hereof;

                 (d)         the breach of any other terms or provisions of the Loan Documents (other than a breach which constitutes a Default under Article 7(a), (b) or (c) above) not cured within thirty (30) days after written notice from Bank to Borrower specifying such breach;

                 (e)         the failure of Borrower or any Subsidiary to pay any other Indebtedness when due or within any applicable grace or cure period; or the breach by Borrower or any Subsidiary of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed, which constitutes a default thereunder, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause such Indebtedness to become due prior to its stated maturity, or any Indebtedness shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof;

                 (f)         Borrower or any Subsidiary shall (i) have an order for relief entered with respect to it under the Federal Bankruptcy Code, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (v) institute any proceeding seeking an order for relief under the Federal Bankruptcy Code or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (vi) suspend operations as presently conducted or discontinue doing business as an ongoing concern;

                 (g)         without the application, approval or consent of Borrower or any Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for Borrower or such Subsidiary or any substantial part of its Property, or a proceeding described in item (f) above shall be instituted against Borrower or any Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days;

(h) any Governmental Authority shall condemn, seize or otherwise appropriate, or take custody or control of all or any substantial portion of the Property of Borrower or any Subsidiary;

                 (i)         Borrower or any Subsidiary shall fail within thirty (30) days to pay, bond or otherwise discharge any judgment or order for the payment of money which is not stayed on appeal or otherwise appropriately contested in good faith, or any attachment, levy or garnishment is issued against any Property of Borrower or such Subsidiary;

(j) if there occurs a Change in Control;

                 (k)         there occurs a “reportable event” or a “prohibited transaction” under, or any complete or partial withdrawal from, or any other event which would constitute grounds for termination of or the appointment of a trustee to administer, any “plan” maintained by Borrower or any ERISA Affiliate for the benefit of its “employees” (as such terms are defined in ERISA) which will have a Material Adverse Effect;

                 (l)         any Loan Document shall for any reason fail to create a valid and perfected first priority security interest in any collateral purported to be covered thereby (except as permitted by the terms of any Loan Document), or any Loan Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of, or the security interest created under, any Loan Document; or

                 (m)         any Guaranty or any material provision thereof shall cease to be in full force or effect, or any guarantor fails to promptly perform under its Guaranty, or any guarantor terminates or revokes or attempts to terminate or revoke its Guaranty; or the breach by a guarantor of any other term or provision of any Loan Document to which it is a party not cured within thirty (30) days after written notice from Bank.

ARTICLE 8.         REMEDY

         Section 8.1    Acceleration. If any Default described in Article 7 item (f) or (g) occurs, the Facilities and the commitment of Bank to make Advances under the Facilities shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of Bank. If any other Default occurs, Bank may terminate its commitments hereunder and declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives.

         Section 8.2    Deposit to Secure Reimbursement Obligations. When any Default or Unmatured Default has occurred and is continuing, Bank may demand that Borrower immediately pay to Bank an amount equal to the aggregate outstanding amount of the Letters of Credit and Borrower shall immediately upon any such demand make such payment. Borrower hereby irrevocably grants to Bank a security interest in all funds deposited to the credit of or in transit to any deposit account or fund established pursuant to this Section 8.2, including, without limitation, any investment of such fund. Borrower hereby acknowledges and agrees that Bank would not have an adequate remedy at law for failure by Borrower to honor any demand made under this Section 8.2 and Bank shall have the right to require Borrower specifically to perform its undertakings in this Section 8.2 whether or not any draws have been made under the Letters of Credit. In the event Bank makes a demand pursuant to this Section 8.2, and Borrower makes the payment demanded, Bank agrees to invest the amount of such payment for the account of Borrower and at Borrower’s risk and direction in short-term investments reasonably acceptable to Bank.

         Section 8.3    Subrogation. Bank shall, to the extent of any payments made by Bank under the Letters of Credit that are not reimbursed to Bank, be subrogated to all rights of the beneficiary of the Letters of Credit as to all obligations of Borrower with respect to which such payment shall have been made by Bank.

         Section 8.4    Remedy. Upon the occurrence and during the continuance of a Default, Bank may immediately proceed to exercise all remedies available to it under the Loan Documents or otherwise under applicable law. No right or remedy conferred upon or reserved to Bank under the Loan Documents is intended to be exclusive of any other available remedy or right, but each and every remedy shall be cumulative and concurrent and shall be in addition to every other remedy now or hereafter existing at law or in equity. No single or partial exercise of any power or right shall preclude any further or other exercise of any power or right.

         Section 8.5    Preservation of Rights. No delay or omission of Bank to exercise any power or right under the Loan Documents shall impair such power or right or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any power or right shall not preclude other or further exercise thereof or the exercise of any other power or right. No Advance hereunder shall constitute a waiver of any of the conditions of Bank’s obligation to make further Advances, nor, in the event Borrower is unable to satisfy any such condition, shall a waiver of such condition in any one instance have the effect of precluding Bank from thereafter declaring such inability to be a Default hereunder, unless such condition was permanently expressly waived in writing by Bank. No course of dealing shall be binding upon Bank.

ARTICLE 9.         GENERAL PROVISIONS

         Section 9.1    Benefit of Agreement. Bank will accept the Credit Note as evidence of loans made in the ordinary course of its commercial banking business. The terms and provisions of this Agreement, the Credit Note and the other Loan Documents shall be binding upon and inure to the benefit of Borrower and Bank and their respective successors and assigns of their entire interests, except that Borrower shall not have the right to assign this Agreement.

         Section 9.2    Survival of Representations. All representations, warranties and agreements of Borrower contained in the Loan Documents shall survive delivery of the Credit Note and the making of the Facilities.

         Section 9.3    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, Bank shall not be obligated to extend credit to Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

         Section 9.4    Conflict. This Agreement and the other Loan Documents shall be interpreted, wherever possible, in a manner consistent with one another, but in the event of any irreconcilable inconsistency, this Agreement shall control.

         Section 9.5    Choice of Law. The Loan Documents (other than those containing a contrary express choice of law provision) and the rights and obligations of the parties thereunder and hereunder shall be governed by, and construed and interpreted in accordance with the laws of the State of Indiana (but giving effect to federal laws applicable to national banks), notwithstanding the fact that Indiana conflict of law rules might otherwise require the substantive rules of law of another jurisdiction to apply. Borrower hereby consents to the jurisdiction of any state or federal court located within Marion County, Indiana. All service of process may be made by messenger, certified mail, return receipt requested or by registered mail directed to Borrower at the address indicated aside its signature to this Agreement, and Borrower otherwise waives personal service of any and all process made upon Borrower. Borrower waives any objection which Borrower may have to any proceeding commenced in a federal or state court located within Marion County, Indiana, based upon improper venue or forum non conveniens. Nothing contained in this Section shall affect the right of Bank to serve legal process in any other manner permitted by law or to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction.

         Section 9.6    Headings. Section headings in the Loan Documents are for convenience of reference only and shall not govern the interpretation of any of the provisions of the Loan Documents.

         Section 9.7    Entire Agreement. The Loan Documents embody the entire agreement and understanding between Borrower and Bank and supersede all prior agreements and understandings between Borrower and Bank relating to the subject matter thereof.

         Section 9.8    Expenses. Borrower shall reimburse Bank and its participants for any and all reasonable costs, charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for Bank), paid or incurred by Bank and its participants in connection with the preparation, review, execution, delivery, amendment, modification, administration, collection and enforcement of the Facilities and/or the Loan Documents and in connection with the conduct by Bank’s internal auditors of periodic field and servicing audits of Borrower, provided, so long as no Default exists, that Borrower shall not be responsible for the payment of more than one audit per fiscal year and the cost per audit shall not exceed Five Thousand Dollars ($5,000). Bank may pay or deduct from the loan proceeds any of such expenses, and any proceeds so applied shall be deemed to be Advances under this Agreement evidenced by the Credit Note and secured by the Loan Documents, and shall bear interest at the rate of interest provided in the Credit Note.

         Section 9.9    Indemnification. Borrower agrees to indemnify Bank, and its successors and assigns (including any purchaser of a participation in the Facilities), and their directors, officers and employees, against all losses, claims, costs, damages, liabilities and expenses, including, without limitation, all expenses of litigation or preparation therefor (a “Loss”), which they may pay or incur in connection with or arising out of the direct or indirect application of the proceeds of the Facilities hereunder. The indemnity set forth herein shall be in addition to any other Obligations of Borrower to Bank hereunder or at common law or otherwise, and shall survive any termination of this Agreement, the expiration of the obligation of Bank to make the Facilities and the payment of all Obligations.

         Section 9.10    Confidentiality. Bank agrees to treat all information received by it in connection with the Loan Documents (except such information which is generally available or has been made available to the public) as confidential, provided, however, that nothing in this Section 9.10 shall prohibit Bank from, or subject Bank to liability for, disclosing any such information to any Governmental Authority to whose jurisdiction Bank is subject, and provided further that Bank may provide such information to proposed purchasers of or participants in the Facilities from time to time.

         Section 9.11    Giving Notice. Any notice required or permitted to be given under this Agreement may be, and shall be deemed effective if made in writing and delivered to the recipient’s address, telex number or facsimile number addressed to Borrower or Bank at the addresses indicated aside their signatures to this Agreement by any of the following means: (a) hand delivery, (b) United States first class mail, postage prepaid, (c) registered or certified mail, postage prepaid, with return receipt requested, (d) by a reputable rapid delivery service, (e) by telegraph or telex when delivered to the appropriate office for transmission, charges prepaid, with request for assurance of receipt in a manner typical with respect to communication of that type or (f) by facsimile transmission if the transmitting party receives confirmation of successful transmission. Notice made in accordance with this Section shall be deemed given upon receipt if delivered by hand or wire transmission, three (3) Banking Days after mailing if mailed by first class, registered or certified mail, or one (1) Banking Day after deposit with an overnight courier service if delivered by overnight courier. Borrower and Bank may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

         Section 9.12    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by Borrower and Bank.

         Section 9.13    Incorporation by Reference. All Exhibits hereto are incorporated herein by this reference. Each of the other Loan Documents shall be made subject to all of the terms, covenants, conditions, obligations, stipulations and agreements contained in this Agreement to the same extent and effect as if fully set forth therein, and this Agreement is made subject to all of the terms, covenants, conditions, obligations, stipulations and agreements contained in the other Loan Documents to the same extent and effect as if fully set forth therein. The provisions of this Agreement, including, without limitation, provisions relating to maintenance of insurance, are in addition to, and not a limitation upon, the requirements of any other Loan Document or any subordination agreement.

         Section 9.14    Time of Essence. Time is of the essence under the Loan Documents.

         Section 9.15    No Joint Venture. Notwithstanding anything to the contrary herein contained or implied, Bank, by this Agreement, or by any action pursuant hereto, shall not be deemed to be a partner of, or a joint venturer with, Borrower, and Borrower hereby indemnifies and agrees to defend and hold Bank harmless, including the payment of reasonable attorneys’ fees, from any Loss resulting from any judicial construction of the parties’ relationship as such.

         Section 9.16    Relationship of Parties; Release of Consequential Damages. The relationship between Borrower and Bank shall be solely that of borrower and lender. Bank shall not have any fiduciary responsibilities to Borrower. Bank undertakes no responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations. Bank shall not have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue for, any special or consequential damages suffered by it in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

         Section 9.17    Severability. In the event any provision of this Agreement or any of the Loan Documents shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not affect the validity, enforceability or legality of the remaining provisions hereof or thereof, all of which shall continue unaffected and unimpaired thereby.

         Section 9.18    Gender. As used herein, the masculine gender shall be deemed to include the feminine and the neuter and the singular number shall also include the plural.

         Section 9.19    Waiver and Amendment. Borrower and Bank may enter into agreements supplemental hereto for the purpose of adding or modifying provisions of this Agreement or changing the respective rights, powers, privileges, duties, liabilities, covenants or obligations of Bank or Borrower or waiving any Default hereunder, provided, however, that no such agreements supplemental shall be binding unless in writing and duly signed by the parties hereto, and then only to the extent specifically set forth therein.

         Section 9.20    Bank Not in Control. None of the covenants or other provisions contained in the Loan Documents shall, or shall be deemed to, give Bank the right or power to exercise control over the affairs and/or management of Borrower, the power of Bank being limited to the right to exercise the remedies provided in the Loan Documents, provided, however, that if Bank becomes the owner of any stock or other equity interest in any Person, whether through foreclosure or otherwise, Bank shall be entitled (subject to requirements of law) to exercise such legal rights as it may have by virtue of being the owner of such stock or other equity interest in such Person.

         Section 9.21    Waiver Of Jury Trial. BANK AND BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY, INTENTIONALLY, UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF EITHER OF THEM. NEITHER BANK NOR BORROWER SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY EITHER BANK OR BORROWER EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY BOTH OF THEM.

         IN WITNESS WHEREOF, Borrower and Bank have caused this Agreement to be executed by their respective officers duly authorized as of the date first above written.

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SIGNATURE PAGE OF
BIOANALYTICAL SYSTEMS, INC.
TO CREDIT AGREEMENT

"BORROWER" BIOANALYTICAL SYSTEMS, INC. By: /s/ Peter T. Kissinger Its: Chairman & Chief Executive Officer
Address: 2701 Kent Avenue West Lafayette, IN 47906 Attention: President Facsimile: (765) 497-1102

SIGNATURE PAGE OF
THE PROVIDENT BANK
TO CREDIT AGREEMENT

"BANK" THE PROVIDENT BANK By: /s/ Jeffrey A. Salesman Its: Vice President
Address: The Guaranty Building, Suite 400 20 N. Meridian St. Indianapolis, Indiana 46204 Attention: Jeff Salesman Facsimile: 317-822-9800